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                                                                    EXHIBIT 21.1

           LIST OF SUBSIDIARIES OF AMERICAN LAWYER MEDIA HOLDINGS, INC.*

American Lawyer Media, Inc.
ALM Counsel Connect Inc.
ALM IP, LLC
ALM, LLC
Counsel Connect
Counsel Connect, LLC
Law Journal Extra, Inc.
LegalTech, LLC
National Law Publishing Company, Inc.
The New York Law Publishing Company
NLP IP Company
PPC Publishing Corporation

* each of the subsidiaries is a wholly-owned subsidiary of American Lawyer Media Holdings, Inc. ("Holdings").